Exhibit 99.2

                              CONSULTING AGREEMENT

                  THIS CONSULTING AGREEMENT (this "Agreement"), made and entered into as of this 15th day of April, 1999, by and between New Generation Plastic, Inc., a Delaware corporation, having its principal office at 245 Park Avenue, 39th Floor, New York, New York 100167 (the "Company"), and B.A.M.I Consulting, S.A. (the "Consultant"), a British Virgin Islands corporation, having its principal office at 125 Main Street, Road Town, Tortola, British Virgin Islands.

                  WHEREAS, Bachkine & Meyer Industries, S.A., ("BMI") a British Virgin Islands corporation originally entered into a Consulting Agreement with the Consultant as of January 1, 1998; and

                  WHEREAS, BMI has contributed to NGP all of the assets and liabilities (the "NGP Assets") relating to the proprietary process that it believes is capable of creating polymer compounds from a stream of mixed waste plastic or virgin resins (the "NGP Process"); and

                  WHEREAS, NGP was formed for the purpose of pursuing the commercialization of the NGP Process and has begun those efforts; and

                  WHEREAS, BMI has assigned its rights and obligations under the original Consulting Agreement and the parties desire to execute this agreement to reflect the understanding between NGP and the Consultant.

                  NOW, THEREFORE, the parties agreed hereto as follows:

                                    Article 1

                              TERM AND TERMINATION

                  1.1 Term. This Agreement will become effective on the date first shown above and will continue in effect until three (3) years from the date hereof, unless sooner terminated or extended by written agreement signed by both parties.

                  1.2 Termination. Either party may terminate this Agreement in the event of a material breach by the other party of any obligation provided herein. Any such termination may be made only by written notice to the other party, specifically identifying the breach or breaches on which termination is based. Following receipt of such notice, the party in breach shall have fifteen
(15) days to cure such breach or breaches, and this Agreement shall terminate in the event that such cure is not made by the end of such period.

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                  1.3 Independent Consultant. It is the intention of the parties that the Consultant be an independent contractor and not an agent, joint venturer, or partner of the Company.

                                    Article 2

                   SERVICES TO BE PERFORMED BY THE CONSULTANT

                  2.1 Scope of Services. The scope of the services to be performed by the Consultant hereunder is set forth in Exhibit A, as it shall be amended from time to time during the Term.

                                    Article 3

                                  COMPENSATION

                  3.1 Consideration for Services Rendered. For the first twelve
(12) months of the Term, the compensation payable by the Company to the Consultant for the work performed pursuant to this Agreement shall be US$75,000 per month. The compensation for each successive twelve (12) month period of the Term shall be increased by an amount not less than the percentage increase in Consumer Price Index for All Urban Consumers, Northeast for the preceding calendar year.

                  3.2 Expenses. Except as otherwise provided herein, the Consultant shall be responsible for payment of all ordinary and necessary expenses incident to the performance of services hereunder.

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                                    Article 4

                          EMPLOYMENT TAXES AND BENEFITS

                  4.1 Compensation of the Consultant's Personnel. The Consultant shall bear sole responsibility for payment of compensation to its employees. The Consultant shall pay and report, for all personnel assigned to the Company's work, income tax withholding, workers' compensation, social security taxes, and unemployment insurance applicable to such personnel as employees of the Consultant. The Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. The Consultant agrees to defend, indemnify, and hold harmless the Company, its officers, directors, employees and agents, and the administrators of the Company's benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters, provided that the Company shall notify the Consultant of each such claim and cooperate with the Consultant in the defense and resolution of such claim.

                  4.2 Workers' Compensation. Notwithstanding any other workers' compensation or insurance policies that may be maintained by the Company, the Consultant shall procure and maintain workers' compensation coverage sufficient to meet the statutory requirements of every jurisdiction in which the Consultant's personnel are engaged in work for the Company.

                                    Article 5

                               GENERAL PROVISIONS

                  5.1 Notices. Any notices to be given hereunder by any party to the another party may be effected either by personal delivery in writing or by registered or certified mail (postage prepaid with return receipt requested), overnight delivery service or facsimile (with a copy by registered mail). Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this paragraph. The date upon which any such notice is received at the designated address shall be deemed to be the date of such notice.

                  5.2 No Discrimination. The Consultant agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the applicable law.

                  5.3 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other.

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                  5.4 Arbitration. In the event of a dispute between the parties arising under this Agreement, the parties shall submit to binding arbitration before a single arbitrator in the City of New York under the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding with respect to the dispute subject to arbitration and shall be enforceable in any court of competent jurisdiction. The prevailing party shall be entitled to the reimbursement of its own expenses and costs incurred in such arbitration. Nothing in this paragraph shall derogate from the rights of the parties to seek preliminary injunctive relief to preserve the status quo.

                  5.5 Waivers. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

                  5.6 Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Consultant for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

                  5.7 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

                  5.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (United States of America), without regard to its laws relating to choice of laws.

                  5.9 Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                             NEW GENERATION PLASTIC, INC.


                                             By: /s/ Marc R. Engel
                                                 -------------------------------
                                                 Name:  Marc R. Engel
                                                 Title: Executive Vice President


                                             B.A.M.I. CONSULTING, S.A.


                                             By: /s/ Jacques Mot
                                                 -------------------------------
                                                 Name:  Jacques Mot
                                                 Title: Director

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                                    EXHIBIT A

                                Scope of Services

         The Consultant shall perform the following services for the Company during the Term:


0.1      The Consultant will advise the Company on its capital structure.

0.2 The Consultant shall provide engineering expertise in the development, intellectual property protection and commercialization of the process (the "NGP Process") that permits the production of a thermoplastic compound from mixed plastics waste and/or the production of a thermoplastic compound from a polymers/copolymers matrix which are otherwise incompatible.

0.3 The Consultant will assist in the issuance, modification and maintenance of all patents acquired by the Company with regard to the NGP Process.


Dated as of April 15, 1999                   B.A.M.I. CONSULTING, S.A.


                                             By: /s/ Jacques Mot
                                                 -------------------------------
                                                 Jacques Mot
                                                 (Director)


                                             NEW GENERATION PLASTIC, INC.


                                             By: /s/ Marc R. Engel
                                                 -------------------------------
                                                 Name:  Marc R. Engel
                                                 Title: Executive Vice President